UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 11)*
DAILY JOURNAL CORPORATION
(Name of Issuer)
COMMON STOCK, PAR VALUE $0.01 PER SHARE
(Title of Class of Securities)
233912104
(CUSIP Number)
December 31, 2020
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ] Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Instructions).

CUSIP No.: 233912104

1	NAME OF REPORTING PERSON RWWM Inc. dba Roseman Wagner Wealth Management I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 26-3399805
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA/California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 249,493
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 249,493
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.07%
12	TYPE OF REPORTING PERSON IA

CUSIP No.: 233912104

1	NAME OF REPORTING PERSON RWWM Inc. 401K Profit Sharing Plan I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 26-4274165
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA/California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,196
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,196
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.38%
12	TYPE OF REPORTING PERSON EP

CUSIP No.: 233912104

1	NAME OF REPORTING PERSON Scott P. Roseman I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,862
	6	SHARED VOTING POWER 5,196
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 249,493
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 249,493
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.07%
12	TYPE OF REPORTING PERSON IN

CUSIP No.: 233912104

1	NAME OF REPORTING PERSON Aaron J. Wagner I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,536
	6	SHARED VOTING POWER 5,196
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 249,493
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 249,493
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.07%
12	TYPE OF REPORTING PERSON IN

CUSIP No.: 233912104

1	NAME OF REPORTING PERSON Roseman Wagner Partners, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 38-3882675
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA/Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 22,853
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 22,853
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,853
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.66%
12	TYPE OF REPORTING PERSON PN

CUSIP No.: 233912104

1	NAME OF REPORTING PERSON The Scott and Tara Roseman Foundation I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 47-5423146
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA/California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 957
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 957
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 957
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.07%
12	TYPE OF REPORTING PERSON OO

CUSIP No.: 233912104
ITEM 1(a).	NAME OF ISSUER: DAILY JOURNAL CORPORATION
ITEM 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 915 East First Street Los Angeles, CA 90012
ITEM 2(a).	NAME OF PERSON FILING: RWWM Inc. dba Roseman Wagner Wealth Management RWWM Inc. 401K Profit Sharing Plan Scott P. Roseman Aaron J. Wagner Roseman Wagner Partners, L.P. The Scott and Tara Roseman Foundation
ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: 4970 Rocklin Road, Suite 200 Rocklin, CA 95677
ITEM 2(c).	CITIZENSHIP: USA/California USA/California USA USA USA/Delaware USA/California
ITEM 2(d).	TITLE OF CLASS OF SECURITIES: COMMON STOCK, PAR VALUE $0.01 PER SHARE
ITEM 2(e).	CUSIP NUMBER: 233912104
ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS A:
	(a) [ ]	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78c);
	(b) [ ]	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c) [ ]	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d) [ ]	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);
	(e) [X]	An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
	(f) [X]	An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
	(g) [X]	A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
	(h) [ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i) [ ]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j) [ ]	A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);
	(k) [ ]	Group, in accordance with 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with 240.13d1(b)(1)(ii)(J), please specify the type of institution:

ITEM 4.	OWNERSHIP
(a) Amount beneficially owned:
249,493
(b) Percent of class:
18.07%
(c) Number of shares as to which the person has:
(i) sole power to vote or to direct the vote:
RWWM Inc. dba Roseman Wagner Wealth Management - 0
RWWM Inc. 401K Profit Sharing Plan - 0
Scott P. Roseman - 4,862
Aaron J. Wagner - 1,536
Roseman Wagner Partners, L.P. - 22,853
The Scott and Tara Roseman Foundation - 957

(ii) shared power to vote or to direct the vote:
RWWM Inc. dba Roseman Wagner Wealth Management - 0
RWWM Inc. 401K Profit Sharing Plan - 5,196
Scott P. Roseman - 5,196
Aaron J. Wagner - 5,196
Roseman Wagner Partners, L.P. - 0
The Scott and Tara Roseman Foundation - 0

(iii) sole power to dispose or direct the disposition of:
RWWM Inc. dba Roseman Wagner Wealth Management - 249,493
RWWM Inc. 401K Profit Sharing Plan - 0
Scott P. Roseman - 0
Aaron J. Wagner - 0
Roseman Wagner Partners, L.P. - 22,853
The Scott and Tara Roseman Foundation - 957

(iv) shared power to dispose or to direct the disposition of:
RWWM Inc. dba Roseman Wagner Wealth Management - 0
RWWM Inc. 401K Profit Sharing Plan - 0
Scott P. Roseman - 249,493
Aaron J. Wagner - 249,493
Roseman Wagner Partners, L.P. - 0
The Scott and Tara Roseman Foundation - 0

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
The securities as to which this Schedule is filed by RWWM, Inc., in its capacity as investment adviser, are owned of record by clients of RWWM, Inc. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: N/A
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: N/A
ITEM 9.	NOTICE OF DISSOLUTION OF GROUP: N/A
ITEM 10.	CERTIFICATION:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.: 233912104
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
January 29 2021	RWWM Inc. dba Roseman Wagner Wealth Management By: /s/ Aaron J. Wagner Name: Aaron J. Wagner Title: President
January 29 2021	RWWM Inc. 401K Profit Sharing Plan By: /s/ Aaron J. Wagner Name: Aaron J. Wagner Title: Trustee
January 29 2021	Scott P. Roseman By: /s/ Scott P. Roseman Name: Scott P. Roseman Title: Chairman - Senior Portfolio Manager
January 29 2021	RWWM Inc. dba Roseman Wagner Wealth Management By: /s/ Aaron J. Wagner Name: Aaron J. Wagner Title: President
January 29 2021	Roseman Wagner Partners, L.P. By: /s/ Aaron J. Wagner Name: Aaron J. Wagner Title: Manager
January 29 2021	The Scott and Tara Roseman Foundation By: /s/ Scott P. Roseman Name: Scott P. Roseman Title: President
Attention — Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).